Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ANNOUNCES 1 FOR 5 REVERSE STOCK SPLIT

FRISCO, TEXAS, July 20, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today a one-for-five (1:5) reverse split of its issued and outstanding common stock.  The one-for-five reverse stock split will be effective after the market closes on July 29, 2016 and Comstock's common stock will begin trading on a split-adjusted basis when the market opens on August 1, 2016.  Comstock's common stock will continue to trade on the New York Stock Exchange under the trading symbol "CRK" but will trade under the new CUSIP number 205768302.  The reverse stock split is necessary in the opinion of the Board of Directors in order for the Company to maintain its listing on the New York Stock Exchange.

When the reverse stock split becomes effective, every five shares of the Company's issued and outstanding common stock will automatically convert into one share of common stock.  No fractional shares will be issued in connection with the reverse stock split.  For any holders that would otherwise be issued fractional shares, the shares to be received in the conversion will be rounded up to the next share.  The reverse stock split will not impact any stockholder's percentage ownership of Comstock or voting power, except for minimal effects resulting from the treatment of fractional shares.  Following the reverse split, the number of outstanding shares will be reduced from approximately 62.5 million to approximately 12.5 million.  In addition, the number of authorized shares of the Company's common stock will be decreased from 250 million to 50 million.

American Stock Transfer & Trust Company, the Company's transfer agent, will act as its exchange agent for the reverse stock split.  Stockholders holding their shares of common stock in book-entry form through a bank, broker or other nominee do not need to take any action in connection with the reverse split, and will see the impact of the reverse split automatically reflected in their accounts following the effective date.  Stockholders holding their shares of common stock in certificated form will receive a letter of instruction from the transfer agent shortly after the effective date.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.